SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Under Rule 14a-12

ATMI, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810
(203) 794-1100

April 25, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of ATMI, Inc., which will be held at our corporate offices located at 6 Commerce Drive, Danbury, Connecticut 06810 at 10:00 a.m. on Tuesday, May 22, 2007. On the following pages, you will find the formal Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the annual meeting in person, it is important that your shares are represented and voted at the annual meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.

I hope that you will attend the meeting and I look forward to seeing you there.

Sincerely,

/s/  Eugene G. Banucci
EUGENE G. BANUCCI
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2007

To Our Stockholders:

The 2007 annual meeting of stockholders of ATMI, Inc. (the “Company”) will be held at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut on Tuesday, May 22, 2007 at 10:00 a.m. (local time) for the following purposes:

1. To elect three Class I directors for a term expiring at the annual meeting of stockholders in 2010;

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of common stock (NNM: ATMI) at the close of business on April 16, 2007 are entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements of the meeting.

By order of the Board of Directors,

/s/  Cynthia L. Shereda
Cynthia L. Shereda
Secretary

Dated: April 25, 2007
Danbury, Connecticut

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

ATMI, INC.
7 COMMERCE DRIVE
DANBURY, CONNECTICUT 06810

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 22, 2007

This proxy statement is being furnished to the holders of common stock (the “Common Stock”) of ATMI, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s annual meeting of stockholders (the “Annual Meeting”), to be held on May 22, 2007 at the Company’s corporate offices located at 6 Commerce Drive, Danbury, Connecticut, and at any adjournments or postponements thereof.

This proxy statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company’s 2006 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 25, 2007. As used in this proxy statement, references to the “Company” include references to ATMI, Inc. and to its predecessor registrant, Advanced Technology Materials, Inc.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of Class I directors, the ratification of the Company’s independent registered public accounting firm and any other matters that may properly come before the Annual Meeting. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of Common Stock at the close of business on April 16, 2007, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a holder of record of Common Stock on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of Common Stock?

Each outstanding share of Common Stock will be entitled to one vote on each matter considered at the Annual Meeting.

Who can attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the Common Stock outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the Record Date, 35,267,266 shares of Common Stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of Common Stock representing at least 17,633,634 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining whether a quorum is present.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, your shares of Common Stock will be voted as directed on the proxy card. If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the nominated slate of Class I directors (see Proposal No. 1); and

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2007 (see Proposal No. 2).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Class I Directors.  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Class I directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more Class I directors will not be voted with respect to the nominee for Class I director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of Appointment of Ernst & Young LLP.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Your broker will have discretionary authority to vote your shares on each of the proposals to be considered at the Annual Meeting, which are both routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” Proposal No. 1 and “FOR” Proposal No. 2. A “broker non-vote” occurs when a broker expressly indicates on a proxy card that it is not voting on a matter. To the extent your broker submits a broker non-vote with respect to your shares on a proposal, your shares will not be deemed “votes cast” and will have no effect with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to the election of the Class I directors or the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

STOCK OWNERSHIP

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of the Record Date, by: (i) each executive officer of the Company named in the Summary Compensation Table on page 21; (ii) each director and nominee for director of the Company; (iii) each person known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock of the Company; and (iv) all current directors and executive officers of the Company as a group. Except as indicated by footnote, all shares are owned directly. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares	Percent
Name and Address of Beneficial Owner(1)	Beneficially Owned	of Class

FMR Corp(2)	3,694,135	10.2%
82 Devonshire Street Boston, MA 02109
Gerald Catenacci(3)	2,795,245	7.7%
Principled Capital Management, L.L.C. 666 Fifth Avenue New York, NY 10103
Ziff Brothers Investments LLC(4)	2,467,443	6.8%
153 E. 53rd Street, 43rd Floor New York, NY 10022-4615
T. Rowe Price Associates, Inc.(5)	1,897,650	5.2%
100 E. Pratt Street Baltimore, Maryland 21202
Eugene G. Banucci(6)	461,320	1.3%
Douglas A. Neugold(7)	395,841	1.1%
Daniel P. Sharkey(8)	261,633	*
Tod A. Higinbotham(9)	105,328	*
Cynthia L. Shereda(10)	45,415	*
Robert S. Hillas(11)	119,667	*
Mark A. Adley(12)	100,601	*
Stephen H. Mahle(13)	80,046	*
C. Douglas Marsh(14)	96,318	*
Frederick C. Flynn, Jr.(15)	10,643	*
Cheryl L. Shavers, Ph.D(16)	6,003	*
All current directors and executive officers as a group (14 persons)(17)	1,783,228	4.9%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Except as otherwise noted, the address for all stockholders is c/o ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

(2)	As reported on Schedule 13G, as filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2007.

(3)	As reported on Schedule 13G, as filed with the SEC on February 9, 2007.

(4)	As reported on Schedule 13G, as filed with the SEC on February 12, 2007.

(5)	As reported on Schedule 13G, as filed with the SEC on February 13, 2007.

(6)	Includes 50,568 restricted shares, 297,267 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 16,321 shares either owned or issuable upon exercise of options within 60 days of the Record Date by Dr. Banucci’s spouse. Dr. Banucci disclaims beneficial ownership of the shares held by his spouse.

(7)	Includes 126,127 restricted shares and 263,560 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(8)	Includes 39,618 restricted shares and 186,106 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(9)	Includes 34,611 restricted shares and 67,730 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(10)	Includes 32,677 restricted shares, 4,750 for which restrictions will lapse within 60 days of the Record Date, and 12,738 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(11)	Includes 5,267 restricted shares, 71,005 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 8,697 phantom stock units (as described below under “Compensation and Other Information Concerning Officers and Directors — Non-Employee Director Compensation — Deferral of Retainer and Fees for Committee Service”), which are automatically convertible into shares of Common Stock upon the termination of status as a director (“Phantom Stock Units”), and 10,000 shares owned by the Hillas Family Limited Partnership.

(12)	Includes 5,267 restricted shares, 68,839 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 8,824 Phantom Stock Units.

(13)	Includes 20,267 restricted shares, 5,000 for which restrictions will lapse within 60 days of the Record Date, 48,005 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 7,753 Phantom Stock Units.

(14)	Includes 5,267 restricted shares, 71,005 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date, 7,967 Phantom Stock Units and 8,658 shares in a trust which Mr. Marsh, or a member of his immediate family, is a beneficiary.

(15)	Includes 3,491 restricted shares, 2,842 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 3,588 Phantom Stock Units.

(16)	Includes 3,188 restricted shares and 2,245 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date.

(17)	Includes 382,393 restricted shares, 9,750 for which restrictions will lapse within 60 days of the Record Date, 1,136,331 shares issuable upon exercise of options that are exercisable within 60 days of the Record Date and 36,829 Phantom Stock Units.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of all such forms they file. Based solely on its review of filings with the SEC, copies of such filings received by the Company, or written representations from certain reporting persons, the Company believes that the Company’s executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, complied with Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2006, with the exception of one late filing relating to fiscal year 2005 for a director, Mark Adley, as a result of an administrative oversight in connection with the transfer of 3,000 shares of common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors is classified into three classes. The three directors serving in Class I have terms expiring at this Annual Meeting. The Board of Directors has nominated the Class I directors currently serving on the Board of Directors, Robert S. Hillas, Frederick C. Flynn, Jr. and Cheryl L. Shavers, Ph.D., for election to serve as Class I directors of the Company for a three-year term expiring at the Company’s annual meeting of stockholders in 2010, and until their successors are duly elected and qualified, or until their earlier resignation, death, or removal. Each of the nominees has indicated a willingness to serve as a director, but if for any reason any nominee should be unavailable to serve as a director at the time of the Annual Meeting, a contingency which the Board of Directors does not expect, a different person designated by the Board of Directors may be nominated in his or her stead.

Class I Director Nominees for Terms Expiring in 2010

The following table sets forth information regarding the nominees for re-election as Class I directors:

Name	Age	Position

Robert S. Hillas	58	Director
Frederick C. Flynn, Jr.	56	Director
Cheryl L. Shavers	53	Director

ROBERT S. HILLAS has served as a director of the Company since 1987. Since January 2006, Mr. Hillas has served as Senior Advisor at Warburg Pincus, LLC, a private equity investing firm. From March 2005 to January 2006, Mr. Hillas was a Managing Director of Investment Banking at CIBC World Markets Corp. From April 1998 to March 2003, Mr. Hillas was the President, Chief Executive Officer and Chairman of the board of Envirogen, Inc., an environmental systems and services company.

FREDERICK C. FLYNN, JR. has served as a director of the Company since December 2005. From January 1999 through September 2005, Mr. Flynn was Senior Vice President-Finance & Administration and Chief Financial Officer of CUNO, Inc., a filtration equipment manufacturer. From 1997 through 1998, Mr. Flynn served as Senior Vice President and Chief Financial Officer of GE Capital Information Technology Solutions, a computer systems distributor and service provider. Previously, Mr. Flynn held a variety of positions with United Technologies Corporation, a global diversified industrial corporation, most recently as Vice President and Treasurer.

CHERYL L. SHAVERS, Ph.D. has served as a director of the Company since March 2006. Since February 2001, Dr. Shavers has been the Chief Executive Officer of Global Smarts, Inc., a corporate investment and advisory services firm. She is also a Director of Rockwell Collins, a publicly-traded company providing communications and aviation electronics solutions, and serves on the Advisory Board of E.W. Scripps Company, a diversified global media company. From 1999 to 2001, Dr. Shavers served as Under Secretary of Commerce for Technology at the U.S. Department of Commerce. Prior to 1999, Dr. Shavers held a variety of senior level positions at Intel, most recently the Director of Emerging Technology in the Microprocessor Sector Group at Intel Capital.

Our Board of Directors recommends that you vote “FOR” the election of the three nominees named above for the terms of office ending in 2010.

Continuing Directors

The following table holds information regarding directors whose terms continue after the Annual Meeting. The terms for directors in Class II expire at the 2008 Annual Meeting of Stockholders of the Company and the terms for directors in Class III expire at the 2009 Annual Meeting of Stockholders of the Company.

Name	Age	Class	Position

Mark A. Adley	47	II	Director
Eugene G. Banucci	63	II	Chairman of the Board and Director
Stephen H. Mahle	61	III	Director
C. Douglas Marsh	61	III	Director
Douglas A. Neugold	48	III	President, Chief Executive Officer and Director

Class II Directors — Terms Expiring in 2008

MARK A. ADLEY has served as a director of the Company since 1991. Since March 2002, Mr. Adley has been a Managing Director of Mergers & Acquisitions at Banc of America Securities LLC, the investment banking subsidiary of Bank of America. From 1996 to 2001, Mr. Adley was a Managing Director at Credit Suisse First Boston Corporation, an investment banking firm.

EUGENE G. BANUCCI, PH.D. a founder of the Company, has served as Chairman of the Board and Director since 1986. Until January 1, 2005, Dr. Banucci served as Chief Executive Officer, in which position he served since 1986. Previously, Dr. Banucci served in a variety of executive and managerial positions, including serving as President from 1986 to April 2000. Prior to 1986, Dr. Banucci was a director of American Cyanamid Company’s Chemical Research Division, with responsibility for the research, development and technical service activities of the Chemicals Group. Since 2003, Dr. Banucci has also served on the board of directors of Zygo Corporation, a publicly-traded company that designs, develops and manufactures optical components and instruments for optics-intensive industries. In 2006, Dr. Banucci joined the board of Clean Harbors, Inc., a publicly-traded company providing environmental management services.

Class III Directors — Terms Expiring in 2009

STEPHEN H. MAHLE has served as a director of the Company since 1996. Since May 2004, Mr. Mahle has been Executive Vice President of Medtronic, Inc., a medical device manufacturer, and since January 1998, President of its Cardiac Rhythm Disease Management business. From 1998 to 2004, Mr. Mahle served as Senior Vice President of Medtronic Inc. From 1995 to 1997, Mr. Mahle served as President of the Brady Pacing Business, a division of Medtronic, Inc. and prior to 1995, as Vice President and General Manager of the Brady Pacing Business.

C. DOUGLAS MARSH has served as a director of the Company since April 2000. From July 1998 to April 2004, Mr. Marsh was the Vice President, Business Integration, U.S. Investor Relations of ASM Lithography Holding NV, a seller of photolithography equipment to the semiconductor industry. Prior to July 1998, Mr. Marsh served as Vice President, Worldwide Sales and President, U.S. Operations at ASM Lithography. Since 2001, Mr. Marsh has also served on the board of directors of MEMC Electronic Materials, Inc., a publicly-traded company that produces wafers for the semiconductor industry.

DOUGLAS A. NEUGOLD has served as Chief Executive Officer since January 1, 2005, as President since May 2000 and as a director since August 2003. Mr. Neugold also served as Chief Operating Officer beginning in August 2003. Prior to his appointment as President and Chief Operating Officer, Mr. Neugold served as Executive Vice President of the ATMI Materials division since February 1999. In January 1998, Mr. Neugold joined ATMI as Vice President of the NovaSource division, and from July 1998, served as President of that division. Previously, Mr. Neugold served in a variety of executive and managerial positions with the Electronic Materials Division of Johnson Matthey, including Vice President, and later, President, of the Semiconductor Packages business and Director of Asian Operations.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its internal control over financial reporting for the fiscal year ending December 31, 2007, and has determined that it would be desirable to request that the stockholders ratify such appointment. Ernst & Young LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2006, and has reported on the Company’s consolidated financial statements, its internal control over financial reporting and management’s report on internal control over financial reporting for such year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

While stockholder ratification is not required for the appointment of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for appointing the Company’s independent registered public accounting firm, the appointment is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee of the Board of Directors will take into consideration in future deliberations.

For information regarding audit and other fees billed by Ernst & Young LLP for services rendered in fiscal years 2006 and 2005, see “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2006 and 2005.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our Independent Registered Public Accounting Firm.

BOARD OPERATIONS

Current Members of the Board and Each Committee of the Board

Corporate
Governance and
	Audit	Compensation	Nominating	Technology
Director	Committee	Committee	Committee	Committee

Mark A. Adley		*	**
Eugene G. Banucci
Frederick C. Flynn, Jr.	**
Robert S. Hillas	*	*
Stephen H. Mahle	*		*
C. Douglas Marsh		**	*
Douglas A. Neugold
Cheryl L. Shavers				**

*	Member

**	Chair

Independent Directors

The Board of Directors has determined that six of our eight directors, Messrs. Adley, Flynn, Hillas, Mahle, Marsh and Dr. Shavers, are “independent” directors as defined in the Nasdaq Stock Market’s listing standards and as defined in applicable rules by the SEC. The Board did not make an independence determination in 2006 with respect to Michael J. Yomazzo, who retired from the Board on January 4, 2006.

Our independent directors hold meetings in executive session, at which only independent directors are present, at each regularly scheduled Board meeting. Since May 2004, Mark A. Adley has served as the presiding independent director of the Board of Directors. In this role, Mr. Adley presides over executive sessions of the independent members of the Board of Directors and leads the deliberations of the Board’s independent directors on topics such as CEO succession, nominations to the Board and corporate governance.

Role of Each Committee

The Board of Directors has a standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act, Compensation Committee, Corporate Governance and Nominating Committee, and Technology Committee.

Audit Committee

The functions and responsibilities of the Audit Committee are described in the written charter available on the Company’s website, www.atmi.com, and are described in more detail below under the heading “Fees of Independent Registered Public Accounting Firm and Report of the Audit Committee — Report of the Audit Committee.” All of the members of the Audit Committee are independent within the meaning of SEC regulations and the listing standards of the Nasdaq Stock Market. In addition, the Board has determined that each member of the Audit Committee is financially literate, is considered an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K as promulgated by the SEC, and “independent” as defined under the Exchange Act. The Audit Committee met two times in person during 2006 and held five meetings by telephone to, among other things, review the Company’s quarterly financial results, discuss and approve the internal audit plan and review progress with respect to the independent audit of the Company’s financial statements and oversee the effectiveness of the Company’s internal control over financial reporting.

Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation policies and practices, including compensation of the executive officers and non-employee directors of the Company. The Compensation Committee approves, among other things, annual performance objectives for the Chairman and Chief Executive Officer and recommends to the Board for approval the compensation of the executive officers, including the Chairman and Chief Executive Officer (see “Compensation and other Information Concerning Officers and Directors — Compensation Discussion and Analysis”). The Compensation Committee is also responsible for administering the Company’s 1997, 1998, 2000 and 2003 Stock Plans, including recommending to the Board for approval the grant of stock options and awards of restricted stock under such Plans. In accordance with its charter, the Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee comprised solely of one or more of its members. The functions and responsibilities of the Compensation Committee are described in more detail in the written charter available on the Company’s website, www.atmi.com. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market. The Compensation Committee met three times in person and five times by telephone during 2006.

The day-to-day administration of compensation plans and policies applicable to U.S.-based employees, including the executive officers, is handled by a committee of employees representing various functions (the “Benefits Committee”). Members of the Benefits Committee are appointed by the Board or by the Chief Executive Officer under a delegation of authority from the Board.

In 2006, the Compensation Committee retained an independent executive compensation consulting firm, Pearl Meyer & Partners (“PM&P”), to assist the Committee in assessing the competitiveness of the Company’s compensation programs for executive officers and non-employee directors. PM&P’s scope of work for 2006 included establishing a peer group for external comparison, developing a competitive analysis of total compensation and aggregate equity compensation and evaluating the effectiveness of the Company’s short and long-term incentive programs, including a detailed analysis of the effectiveness, as well as the financial and accounting implications, of a wide range of alternative long-term incentive instruments. For more information on the

Compensation Committee’s activities, see “Compensation and Other Information Concerning Officers and Directors.” PM&P reports directly to the Compensation Committee and does not perform any services for management. As provided in the Compensation Committee’s charter, the fees for PM&P are paid by the Company.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for (1) developing and recommending to the Board and overseeing implementation of, the Company’s corporate governance guidelines and principles; (2) reviewing on a periodic basis the overall effectiveness and appropriateness of the Company’s corporate governance and recommending improvements when necessary; (3) assisting the Board in identifying, screening and reviewing individuals qualified to serve as directors in accordance with criteria approved by the Board and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (4) developing and recommending to the Board, and overseeing implementation of, the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates for nomination by the Board; and (5) assisting the Board in disclosing information relating to functions of the Corporate Governance and Nominating Committee as may be required in accordance with the federal securities laws. The functions and responsibilities of the Corporate Governance and Nominating Committee are described in more detail in the written charter available on the Company’s website, www.atmi.com. All of the members of the Corporate Governance and Nominating Committee are independent within the meaning of the listing standards of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met once in person and five times by telephone during 2006. In addition, our independent directors discuss, among other things, corporate governance matters during regularly held executive sessions.

Technology Committee

In 2006, the Board established a Technology Committee to review and provide oversight of, and counsel on, matters relating to technology and innovation. The functions and responsibilities of the Technology Committee are described in the written charter available on the Company’s website, www.atmi.com.

Process for Nominating Directors

The Corporate Governance and Nominating Committee reviews the skills and experience of potential candidates for election to the Board and recommends nominees to the full Board for approval. Areas of importance to the Board in evaluating candidates are personal and professional integrity, demonstrated ability and judgment, industry and functional expertise and diversity. The Corporate Governance and Nominating Committee uses a variety of means to identify prospective nominees for the Board, including considering referrals from other Board members, management and other external sources such as retained executive search firms. When considering director candidates, the Committee seeks individuals with backgrounds and qualities that, when combined with those of the Company’s other directors, provide a blend of skills and experience that will enhance the Board’s effectiveness. The Corporate Governance and Nominating Committee will also continue to nominate qualified incumbent directors whom the Corporate Governance and Nominating Committee believes will continue to make an important contribution to the Board.

Historically, the Company has not been presented with a nominee for director by any of its stockholders. The Corporate Governance and Nominating Committee intends to use the same criteria as described above for evaluating any such nominee candidates. Pursuant to the Company’s Bylaws, the Corporate Governance and Nominating Committee would consider qualified nominees recommended by any stockholder who is a stockholder of record at the time of giving of notice as provided for in Section 2.9 of the Company’s Bylaws and who gives timely notice in writing to the Secretary of the Company at the Company’s principal executive offices pursuant to such Section. To be timely, notice must be delivered not later than the close of business on the sixtieth day, nor earlier than the close of business on the ninetieth day, prior to the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than thirty days before, or more than sixty days after, such anniversary date, in which case to be timely, notice must be so delivered not earlier than the close of business on the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting and the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. Any such notice must also include as to each person whom a stockholder proposes to nominate for election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Stockholder Communications with the Board

Stockholders may contact any of the Company’s directors (including the presiding independent director) by writing to them at ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810, c/o Investor Relations. Historically, the Board has not received stockholder communications. However, the Company will forward all legitimate stockholder communications directly to the respective Board members.

Code of Conduct

The Company has adopted a business code of conduct for all of our employees and directors, including our principal executive officer, principal financial/accounting officer and other senior financial personnel that complies with the requirements of Section 406 of the Sarbanes-Oxley Act and SEC implementing rules thereunder. A copy of our business code of conduct is available on our website at www.atmi.com. In addition, any person may receive a copy of the code, free of charge, by making a request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810. We intend to post on our website material changes to, or waivers from, our business code of conduct, if any, within four business days of any such event.

Board Attendance at the Annual Meeting

In accordance with the Company’s Corporate Governance Guidelines and Principles, available on our website at www.atmi.com, all directors are expected to attend the Company’s Annual Meeting of Stockholders absent unusual circumstances. All directors who served on the Board at the last Annual Meeting were in attendance.

Frequency of Board Meetings During Fiscal 2006

The Board of Directors held five meetings in person during 2006, three meetings by telephone and acted one time by written consent. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all Committees of the Board on which such directors served.

COMPENSATION AND OTHER INFORMATION CONCERNING OFFICERS AND DIRECTORS

Executive Officers

The following table sets forth certain information with respect to the Company’s executive officers, other than Eugene G. Banucci, for whom information is set forth under Class II directors, and Douglas A. Neugold, for whom information is set forth under Class III directors, above:

Name	Age	Position

Daniel P. Sharkey	50	Executive Vice President, Chief Financial Officer and Treasurer
Cynthia L. Shereda	46	Executive Vice President, Chief Legal Officer and Secretary
Tod A. Higinbotham	42	Senior Vice President and General Manager, Materials
Timothy C. Carlson	41	Senior Vice President and General Manager, Packaging
Thomas J. McGowan	53	Vice President, Human Resources and Organizational Development
Kevin M. Laing	39	Vice President and Chief Information Officer

DANIEL P. SHARKEY has served as Chief Financial Officer since joining ATMI in 1990 and as Vice President and Treasurer since 1993 and as Executive Vice President since 2005. Mr. Sharkey also served as Secretary from January 2004 through May 2004. Prior to 1990, Mr. Sharkey served as Vice President of Finance and Administration for Adage, Inc., a manufacturer of high-performance computer graphics terminals, Corporate Controller for CGX Corporation, and as an Audit Supervisor for KPMG.

CYNTHIA L. SHEREDA has served as Chief Legal Officer and Secretary since joining ATMI in May 2004 and as Executive Vice President since 2005. From 1998 until joining ATMI, Ms. Shereda served as Transaction and Finance Counsel for GE, a diversified industrial company, focusing on mergers, acquisitions and divestitures. Previously, Ms. Shereda was an associate with Davis Polk & Wardwell and Cravath, Swaine & Moore working on matters ranging from securities to M&A. Prior thereto, Ms. Shereda was a Certified Public Accountant, serving in a variety of roles in public and private accounting. Ms. Shereda is a member of the Bar of the State of New York.

TOD A. HIGINBOTHAM has served as Senior Vice President, General Manager, Materials, since 2004. Mr. Higinbotham joined ATMI in 1999 as Vice President of Sales and Marketing for Epitaxial Services. In February of 2001, he transferred to the newly formed Material Lifecycle Solutions as Vice President, Sales and Service, adding the duties of Vice President of Marketing in September 2003. Prior to joining ATMI, Mr. Higinbotham worked as Director of Sales and Marketing for the specialty silicon business unit of Komatsu, a manufacturer of construction and mining equipment, industrial machinery and vehicles and electronics products. Mr. Higinbotham also served as a consultant, leading business system reengineering projects for several high tech companies.

TIMOTHY C. CARLSON has served as Senior Vice President and General Manager, Packaging, since March 2007. Previously, he was Senior Vice President Business Development since 2005. Mr. Carlson joined ATMI as Vice President and Corporate Controller in 2000. Before joining ATMI, Mr. Carlson was with Campbell Soup Company, a global manufacturer of soup, beverage, confectionery and prepared food products, most recently as Finance Director for Campbell Australia and for Pepperidge Farm.

THOMAS J. MCGOWAN has served as Vice President, Human Resources and Organizational Development, since joining ATMI in 2000. Prior to joining ATMI, Mr. McGowan was Vice President of Human Resources with Anthem Blue Cross, a health care coverage provider. He also served with USCO Logistics, a provider of warehousing and distribution services in North America and integrated global logistics solutions.

KEVIN M. LAING has served as Vice President and Chief Information Officer since joining ATMI in March 2003. Before joining ATMI, Mr. Laing served as Vice President and Chief Information Officer of XESystems, a subsidiary of Xerox Corporation, a document management technology and services provider from 1998 to 2003.

Previously, Mr. Laing was a consultant with Andersen Consulting, a global management consulting, technology services and outsourcing company from 1997 to 1998. Prior to that, he worked for Pitney Bowes, a provider of mailstream solutions, in a variety of finance and accounting roles.

The mailing address of each of our executive officers is c/o ATMI, Inc., 7 Commerce Drive, Danbury, CT, 06810.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (the “Named Executive Officers”). The Compensation Committee of the Board (the “Committee”) reviews and makes recommendations to the Board for the compensation of our executive officers, including the Named Executive Officers, including base salary, annual incentive awards, stock option grants and restricted stock awards (“RSAs”), as well as an executive officer perquisite plan and any other proposed form of compensation (see “Board Operations — Role of Each Committee — Compensation Committee”). The Committee’s recommendations are subject to final approval of the Board of Directors.

Compensation Program Objectives

Our executive compensation program is designed to achieve the Company’s goal of attracting, engaging and retaining leaders who can drive financial and strategic growth objectives that maximize long-term shareholder value. The key elements of executive compensation include base salary, annual cash awards and long-term incentives. Compensation levels are set to reflect competitive market practices, as well as Company, relevant product line and individual performance.

The Committee considers relevant market pay practices in setting executive compensation to enhance the Company’s ability to attract and retain the talented individuals that will help ensure our long-term success in a highly competitive industry. In assessing market competitiveness, the compensation of the Company’s executive officers was reviewed against executive compensation at a designated set of peer companies (the “Peer Group”), which were selected based on industry, revenue and market capitalization similarity with the assistance of PM&P, the independent consultants engaged by the Committee in 2006 (see “Board Operations — Role of Each Committee — Compensation Committee”). The Peer Group is comprised of the following companies: Advanced Energy Industries, Axcelis Technologies, Brooks Automation, Cabot Microelectronics, Credence Systems, Cymer, Entegris, FEI, FormFactor, Mattson Technology, MKS Instruments, Photronics and Veeco Instruments. In addition to the Peer Group, the Committee considers executive labor market competitors, as well as data from compensation surveys to create a broad market perspective for making external comparison to the Company’s compensation programs.

The Committee’s overall objective is to set compensation targets for executive officers that are competitive with the Peer Group. For base salary and long-term incentive awards, the Committee targets the 50th percentile of the Peer Group. For annual cash incentive awards, to establish a competitive advantage in the market for talent and to reinforce the Committee’s general philosophy of rewarding performance that exceeds industry performance — the Committee has provided for incentive payments on a sliding scale of 0% - 200% of award targets depending upon Company performance vis-à-vis the Peer Group (see below, “— The Elements of Company’s Total Compensation Program — Annual Incentive Compensation Awards”). In keeping with that philosophy, beginning with grants made to executive officers in January 2007, the Committee has also provided for the potential to earn a portion of long-term incentive awards on a sliding scale of 0% - 200% of award targets depending upon Company performance (see below, “— The Elements of Company’s Total Compensation Program — Long-term Incentives — Restricted Stock Awards”). Actual base salary increases, annual incentive compensation awards and long-term incentive awards vary based on an individual’s experience, job responsibilities, performance and Company/product line financial results.

The Elements of the Company’s Total Compensation Program

Base Salary

The Company’s base salary program recognizes an individual’s management experience, job responsibilities and individual contribution, and supports the Committee’s philosophy of paying to market, with reference to base salary levels of comparable executives of companies in the Peer Group.

For the executive officers other than the Chairman and the Chief Executive Officer, changes in base salary are proposed to the Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions, as well as target pay position relative to the Peer Group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Committee, subject to final approval of the Board, in December of each year, effective the following January.

In December 2006, the Chief Executive Officer, Douglas A. Neugold, recommended, and the Committee and Board approved, base salary increases ranging from 1.5% to 3.9% for the other Named Executive Officers, effective January 2007. Base salary for the Chairman, Eugene G. Banucci, has been established by contract (see below under “— Individual Employment Agreements”). There was no change in Dr. Banucci’s base salary in 2006.

During 2006, Mr. Neugold participated in the same executive compensation programs provided to other executive officers of the Company. In determining adjustments to the Chief Executive Officer’s base salary, the Compensation Committee considers market rates of compensation paid to chief executive officers of companies in the Peer Group, the Company’s financial performance and individual performance. In December 2006, the Committee recommended, and the Board approved, an increase of approximately 3.9% in Mr. Neugold’s base salary from $475,000 to $494,000, effective January 2007.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), and such executive’s aggregate compensation subject to Section 162(m) exceeds $1 million. Generally, Named Executive Officers from year to year are considered “covered employees” under the Tax Code. No employee of the Company received base salary in excess of $1 million in 2006.

Annual Incentive Compensation Awards

The Company’s annual incentive compensation awards program supports the Committee’s philosophy of rewarding executives for performance exceeding industry performance. Under the plan, annual awards are approved in December, subject to completion of the annual audit, and paid in the first quarter of the following year. Awards are based on the achievement of pre-established financial objectives, which allow comparisons with industry performance, and individual strategic objectives for the most recently completed fiscal year. Award targets are set as a percentage of base salary based on job responsibility, with reference to similar awards and total cash compensation at the Peer Group companies. Award targets and maximums for the Named Executive Officers for 2006 are disclosed in the table of Grants of Plan-Based Awards — Fiscal Year 2006 on page 23 under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Financial objectives for the Company and individual strategic objectives for executive officers are approved annually in advance based upon operating plans approved by the Board of Directors. For any given fiscal year, proposed payouts to executive officers may range from 0% to 200% of award targets. Financial and individual strategic objectives, potential award amounts and actual award amounts for the Chief Executive Officer, and financial and strategic objectives and actual award amounts for the Chairman, are recommended solely by the Compensation Committee and approved by the Board of Directors. Potential award amounts for the Chairman have been established by contract (see below under “— Individual Employment Agreements”). Financial and individual strategic objectives, potential award amounts and actual award amounts for the other executive officers are recommended by the Chief Executive Officer and the Compensation Committee and approved by the Board of Directors.

The Committee retains the discretion, in light of the Company’s and the individual’s performance and the Committee’s compensation objectives, to determine overall funding for awards and individual incentive award amounts based on such reasonable factors as the Committee deems appropriate, including, for example, the realization of extraordinary income or expense.

For 2006, the Committee recommended and the Board approved specific financial targets for revenue growth and operating income (excluding equity-based compensation expense for 2006) as a percent of revenue for the Company overall and, in certain cases, individual product lines. The Committee also approved strategic objectives for individual executive officers that relate directly to the execution of the Company’s core strategies relevant to the individual’s business or functional responsibilities (for example, new product initiatives, key customer initiatives, leadership development, business development, risk management, etc.). The Committee determined that revenue and operating income targets were appropriate objectives for the purpose of establishing 2006 annual incentive award payments with respect to our short-term financial objectives vis-à-vis expected industry growth, reinforcing the importance of revenue growth in conjunction with meeting an operating income objective. Seventy-five percent of individual awards to executive officers were tied to achievement of the pre-established financial objectives and 25% to achievement of the pre-established individual strategic objectives.

As a result of the achievement of 2006 financial performance objectives for revenue growth and operating income as a percentage of revenues of the Company, and, in the case of Mr. Higinbotham, achievement of financial performance of certain product lines, and the agreed performance level of each officer on his or her strategic objectives, the Compensation Committee approved awards to the Named Executive Officers as set forth in the Summary Compensation Table on page 21 under “Non-Equity Incentive Plan Compensation.” Fiscal year 2006 awards were paid in February 2007 following completion of the annual audit. The Committee believes that incentive awards paid to executive officers for fiscal year 2006, in aggregate, were consistent with the level of accomplishment and appropriately reflected Company performance.

The Company intends that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Tax Code, provided that other compensation objectives are met. Incentive awards paid to executive officers under the annual incentive plan generally are deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Tax Code.

Base salary and cash payments under the annual incentive compensation program are the only elements of compensation that are used in determining the amount of contributions by employees, and the Company on behalf of employees, permitted under the Company’s 401(k) Profit Sharing Plan (see below under “— Benefits”).

Long-term Incentives

Long-term incentive (“LTI”) grants support the ultimate goal of our executive compensation program to maximize long-term shareholder value by enabling the Company to attract and retain top talent and by aligning management’s interests with the interests of the Company’s stockholders. LTI grants to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI) of executives at the Peer Group. As described above, in general, the Company targets grant values (economic value as of the date of grant), including grants to the Chief Executive Officer, at the 50th percentile of the Peer Group, with an opportunity to achieve higher value through performance-based vesting criteria tied to outstanding performance (see below under “— Restricted Stock Awards”). When making grants, the Committee also considers previous LTI grants in order to align generally with its overall compensation targets. As with the determination of base salaries and incentive awards, the Compensation Committee exercises judgment and discretion in view of the above criteria and its general policies.

The Company provides non-qualified stock options and restricted stock awards to certain management-level employees, including the Named Executive Officers, pursuant to the terms of the Company’s 1997, 1998, 2000 and 2003 Stock Plans, all of which Stock Plans have been approved by the stockholders. LTI grants to executive officers are divided between non-qualified stock option grants and RSAs, with reference to competitive market data in determining the appropriate mix. The number of stock options granted is determined based upon the Black-Scholes-Merton valuation model for a 10-year option on the grant date. The number of restricted shares awarded is determined based on the fair market value of the Company’s common stock on the grant date.

Stock Options

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. Under the Company’s 2000 and 2003 Stock Plans, the exercise price of any non-qualified (i.e., options that do not qualify as “incentive stock options” under Section 422 of the Tax Code) options granted pursuant to the Plans may not be less than the fair market value of the Company’s common stock on the grant date. Under the Company’s 1997 and 1998 Stock Plans, the exercise price of any non-qualified options granted pursuant to the Plans may not be less than 50% of the fair market value of the Company’s common stock on the grant date. The Company has never granted options with an exercise price less than 100% of the fair market value of the Company’s common stock on the grant date. Fair market value has been consistently determined as the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market on the grant date or the immediately preceding business day if the grant date is not a business day. While the Company is allowed to grant “incentive stock options,” as defined under the Tax Code, the Company generally only makes grants of “non-qualified” stock options.

The Company may not reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company’s long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price. Generally speaking, stock options granted to employees, including the Named Executive Officers, in 2002 and 2003 vest ratably over a period of five years following the grant date, and stock options granted since 2003 vest ratably over a period of four years following the grant date, and, in each case, expire ten years from the grant date. In addition, under most circumstances, if at the time an employee’s employment with the Company is terminated, he or she holds unvested options, such options terminate.

The Company’s options are granted with an exercise price equal to fair market value on the grant date, with all required approvals obtained in advance of, or on, the actual grant date. All grants to executive officers require recommendation by the Compensation Committee subject to final approval by the Board. The Company’s general practice is to grant options on the annual grant date, on or about January 1 of each year for executive officers and on or about March 1 (depending upon the date of the first Board meeting of the fiscal year) for other employees of the Company, except in limited cases for certain new hires, upon promotion or for other special recognition. In the case of new hires, promotions or other special recognition, grants are proposed by management subject to Board approval at a scheduled Board meeting.

2006 Stock Option Grants

Option grants are made to the Named Executive Officers as part of the annual evaluation process applicable to all Company employees. In 2006, consistent with the process in place generally since the Company was founded, annual grants of options described in the Table of Grants of Plan-Based Awards for Fiscal Year 2006 were made by the Board to the Named Executive Officers effective January 3, 2006, following the Compensation Committee and Board meetings held (per the usual practice) during the second week in December 2005.

Except for stock options granted as part of the regular annual process, no option grants were made to the Named Executive Officers in 2006.

2007 Stock Option Grants

In 2007, annual grants of options were made by the Board to the Named Executive Officers effective January 2, 2007, following the Compensation Committee and Board meetings held during the second week in December 2006. With respect to the grants made as of January 2, 2007, Mr. Neugold, Mr. Sharkey, Mr. Higinbotham and Ms. Shereda received stock options with a value of $530,000, $200,000, $200,000 and $112,500, respectively, based upon the Black-Scholes-Merton valuation model for a 10-year option of approximately $16.22 per option on the grant date. In each case, the stock option grants vest ratably on the first, second, third and fourth anniversaries of the grant date and expire ten years from the grant date.

Restricted Stock Awards

RSAs provide for financial gain derived from the value of the stock, including the potential appreciation in the stock price, from the date that the RSA is granted. Pursuant to the Company’s 2003 Stock Plan, restrictions on transferability of such shares may lapse based upon the passage of time or the achievement of specified performance goals. Under most circumstances, if at the time an employee’s employment with the Company is terminated, he or she holds shares of restricted stock pursuant to a RSA, such “unvested” shares (that is, where the restrictions on transferability have not yet lapsed) are forfeited by the employee.

The Company’s general practice is to make RSAs on the annual grant date, on or about January 1 of each year for executive officers and on or about March 1 (depending upon the date of the first Board meeting of the fiscal year) for other employees of the Company, except in limited cases for certain new hires, upon promotion or for other special recognition. In the case of new hires, promotions or other special recognition, awards are proposed by management subject to Board approval at a scheduled Board meeting.

2006 Restricted Stock Awards

RSAs are made to the Named Executive Officers as part of the annual evaluation process applicable to all Company employees. In 2006, consistent with the process in place since 2004, the first year RSAs were granted to any employee of the Company, annual RSAs described in the Table of Grants of Plan-Based Awards for Fiscal Year 2006, were made by the Board to the Named Executive Officers effective January 3, 2006, following the Compensation Committee and Board meetings held (per the usual practice) during the second week in December 2005. Such RSAs vest 50% on the third anniversary of the grant date and 25% on each of the fourth and fifth anniversaries of the grant date.

2007 Restricted Stock Awards

In December 2006, in accordance with the terms of the Company’s 2003 Stock Plan, with reference to the work of the independent executive compensation consultants retained by the Compensation Committee (see “Board Operations — Role of Each Committee — Compensation Committee”), the Committee recommended, and the Board approved, a change in the vesting provisions of RSAs made to executive officers, including the Named Executive Officers, beginning with grants made in January 2007, to include a performance-based component as well as a time-based vesting component, as described in more detail below. Prior to January 2007, vesting of RSAs made to executive officers was solely time-based. This change was made to ensure LTI grants more closely align senior management with the Company’s achievement of longer-term financial objectives that enhance stockholder value and to afford the executive officers the opportunity to earn higher awards for outstanding performance. Vesting of RSAs to employees other than the executive officers do not have a performance-based component, with all such RSAs vesting 50% on the third anniversary and 25% on each of the fourth and fifth anniversaries, of the grant date.

In 2007, consistent with past practice, annual RSAs were made by the Board to the Named Executive Officers effective January 2, 2007, following the Compensation Committee and Board meetings held during the second week in December 2006. With respect to such grants, Mr. Neugold, Mr. Sharkey, Mr. Higinbotham and Ms. Shereda received shares of restricted stock with a target value of $530,000, $200,000, $200,000 and $112,500, respectively. The restricted stock will be earned based upon the Company’s achievement of the annual operating income growth target established by the Board of Directors prior to the grant date. Actual shares earned will range from 0% to 200% of the target, 200% being the “theoretical maximum” amount, or in the case of the grants to Mr. Neugold, Mr. Sharkey, Mr. Higinbotham and Ms. Shereda described above, $1,060,000, $400,000, $400,000 and $225,000, respectively. The amount of the grant earned for “target” performance will be 100%, with 200% being earned for “stretch” performance, which will represent a significantly greater degree of difficulty over “target” performance and will be dependent upon the Company’s ability to deliver growth well in excess of industry growth. In addition, any restricted stock so earned will be subject to time-based vesting over a period of four years following the grant date in equal annual tranches, with the first time-based vesting date equal to the date the Board determines the amount actually earned, following completion of the fiscal year annual audit, and the second, third and fourth time-based vesting dates equal to the respective anniversary of the grant date. In subsequent years, following “ramp-up”

grants made in 2007 and 2008, beginning with grants made in 2009, the Company currently intends that RSAs made to executive officers will be earned based upon the Company’s achievement of compounded three-year operating income growth targets over overlapping three-year performance cycles, as established by the Board of Directors prior to the grant date, with the total earned amount determined in each case, around the first anniversary date of grant following final determination by the Board promptly upon completion of the relevant fiscal year annual audit. The Company also intends that such RSAs will be subject to additional time-based vesting over the four-year period following the grant date.

Employees may satisfy tax withholding obligations triggered upon vesting of restricted stock by making an irrevocable election prior to the relevant vesting date to withhold shares of such stock with a fair market value equal to the minimum tax withholding obligation.

Benefits

As salaried, U.S.-based employees, the Named Executive Officers participate in a variety of retirement, health and welfare and paid time-off benefits designed to enable the Company to attract and retain its workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

The Company’s qualified 401(k) Plan allows employees to contribute up to 15 percent of their base salary, up to the salary limits imposed by the Tax Code — $225,000 for 2007 — on a pre- or after-tax basis. The Company provides a 100 percent match on the first 3 percent of employee contributions and a 50 percent match on the next 2 percent of employee contributions for a maximum matching contribution of 4 percent of compensation up to the Tax Code limits, which vests immediately. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. Participants do not have an option to invest contributions in stock of the Company. The 401(k) Plan is designed to provide for distributions in a lump sum after termination of service. However, loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

The Company has no pension plans or supplemental retirement plans.

Perquisites

As described in the Summary Compensation Table, ATMI provides cash reimbursement to executive officers, including the Named Executive Officers but excluding the Chairman, pursuant to a senior executive perquisite policy for certain approved expenses, including expenses relating to the purchase or lease of a car; personal financial and tax planning; supplemental disability, life, or health insurance; legal counseling; and other expenses of a similar nature. The perquisite allowance for executive officers is determined annually by the Compensation Committee with reference to competitive market data and is meant to provide a modest allowance for certain expenses, as described above, to reduce executive distraction with respect to such matters. The total available perquisite allowance pursuant to the policy for Mr. Neugold, Mr. Sharkey, Mr. Higinbotham and Ms. Shereda for fiscal year 2006 was, and for fiscal year 2007 is, $25,000, $10,000, $10,000 and $10,000, respectively. Reimbursements are “grossed-up” for federal, state and local tax withholding. In addition, the Company pays initiation fees and related expenses for a limited number of club memberships used for business purposes by executives, including the Chairman and Chief Executive Officer.

Severance Policy

The Named Executive Officers who do not have employment agreements (see below under “— Individual Employment Agreements”) are eligible for certain severance benefits pursuant to the Company’s policy upon termination of employment.

The Company’s severance policy covers regular full-time U.S. employees whose employment is terminated by the Company for reasons other than performance. The severance policy provides that the Company will provide advance notice, or pay in lieu of notice, of an employee’s termination date, severance payments in an amount the

Company believes is appropriate taking into account the employee’s years of service and position, and in some cases, other benefits, including executive outplacement services from the Company’s outplacement vendor at the Company’s expense. Severance benefits are intended to ease the consequences to an employee of an unexpected termination of employment. The Company benefits by requiring a general release from terminated employees. In addition, the Company generally requests nondisparagement, non-compete and non-solicitation provisions in connection with individual termination agreements.

The Company considers it likely that it will take more time for higher-level employees to find new employment and, therefore, senior management generally are paid severance for a longer period. Under certain circumstances, at the discretion of the Company, the severance policy may provide for a pro-rata payment under the annual incentive compensation program to recognize the terminated employee’s efforts undertaken during the portion of the year he or she was employed by the Company. Although not obligated to do so, the Company may authorize additional payments in some circumstances at the Company’s discretion, as it deems necessary, as a result of negotiations with executives, especially where the Company desires particular additional terms, including, for example, cooperation with litigation.

Individual Employment Agreements

The Company entered into employment agreements with Eugene G. Banucci, Douglas A. Neugold and Daniel P. Sharkey, effective January 1, 2005, and Cynthia L. Shereda effective May 10, 2004, as amended effective January 1, 2005. Pursuant to the agreements, Dr. Banucci acts as Chairman of the Board of the Company, Mr. Neugold acts as President and Chief Executive Officer of the Company, Mr. Sharkey acts as Executive Vice President, Chief Financial Officer and Treasurer of the Company and Ms. Shereda acts as Executive Vice President, Chief Legal Officer and Secretary, in each case for certain annual base salaries. Salaries are subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance and market practice, at the discretion of the Board of Directors (see above under “— The Elements of the Company’s Total Compensation Program — Base Salary”). Each employee is also eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with other employees of the Company of equivalent position and grants of employee stock options and awards of restricted stock, in each case at the discretion of the Compensation Committee of the Board of Directors (generally, see above under “— The Elements of the Company’s Total Compensation Program”).

In the case of Mr. Neugold, Mr. Sharkey and Ms. Shereda, the employment agreements were for an initial term of two years, after which employment continues at will, subject to the continuation of certain terms and conditions of the agreements. Each of the employment agreements expires on the earliest to occur of the (i) death of the employee, (ii) termination of the agreement by the Company because of the incapacity of the employee, (iii) termination of the agreement by the Company with or without cause, or (iv) termination of the agreement by the employee. Under the terms of the agreements, if the Company terminates the employee without cause, or if the employee terminates the agreement for good reason, the Company will pay the employee (or his estate) his annual base salary then in effect for a period of 24 months after termination in the case of Mr. Neugold and for a period of 12 months after termination in the case of Mr. Sharkey and Ms. Shereda. Assuming a termination without cause or for good reason effective December 31, 2006, such payments would have been $950,000, $292,000 and $290,000 for Mr. Neugold, Mr. Sharkey and Ms. Shereda, respectively. The Company will also provide the employee during such period with medical, dental, life and disability insurance benefits on the same basis the Company would have provided the employee the benefits during such period had he continued to be an employee of the Company. Under the Agreements, upon termination of employment, each of Mr. Neugold, Mr. Sharkey and Ms. Shereda will be subject to certain non-competition and non-solicitation restrictions.

In the case of Dr. Banucci, the employment agreement is for a term beginning on January 1, 2005 and ending on June 5, 2008, and was entered into in connection with the management transition that became effective January 1, 2005, when Mr. Neugold was named Chief Executive Officer. Pursuant to his agreement, Dr. Banucci agreed to serve as executive Chairman of the Board, with consultative and strategic guidance responsibilities, in connection with the transition, through June 5, 2008. If Dr. Banucci’s employment is terminated due to death, total disability, without “cause” (as defined in the agreement) or for “good reason” (as defined in the Employment Agreement), Dr. Banucci (or his estate) will be entitled to receive his base salary at the time of termination for the remainder of the term, and, if elected, continuation of certain medical benefits. Under the Agreement, upon any termination of Dr. Banucci’s employment, he will be subject to certain non-competition and non-solicitation restrictions.

Change of Control.  In order to retain executives and provide continuity of management in the event of an actual or threatened change of control, each employment agreement also provides that under certain circumstances, a termination following a change in control of the Company (including resignation by the employee for good reason, such as a significant decrease in the employee’s duties or authority) would result in the acceleration of vesting of options and restricted stock granted to them; provided that in the case of restricted stock, to the extent that the vesting of all or some of such restricted stock is not permitted under the relevant plan, in lieu thereof the Company will pay the employee an amount in cash equal to the fair market value of those restricted shares that do not vest, as of the date of such termination of employment following such “change of control.” “Change in control” is defined under these agreements generally as (i) acquisition by any person or group of 25% or more of the outstanding common stock of ATMI, (ii) certain business combinations, or (iii) the incumbent members of the Board ceasing to constitute at least a majority of the Board. In addition, the employees would be entitled to target bonuses under any bonus plans then in effect as if fully earned. Benefits payable under the agreements upon a change in control may subject the employee to an excise tax as “excess parachute payments” under Section 280G of the Tax Code. The Company (or its successor) will be obligated to reimburse the employee for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by the Company. The Company will not be allowed to take a deduction for federal income tax purposes for the excess parachute payments.

“Cause” is generally defined under the agreements as illegal or wrongful conduct that is materially injurious to ATMI, willful misconduct or gross neglect in the performance of his or her duties, or failure to adhere to ATMI policies. “Good Reason,” is generally defined under the agreements as any material reduction in the executive’s position, duties or authority; reduction in base salary or material reduction in annual bonus opportunity; and certain relocations. The Company has similar change in control severance protection for a limited number of certain other senior executives.

The table below was prepared assuming a Change in Control occurred and each Named Executive Officer with an employment agreement containing change of control provisions as described above was terminated on December 29, 2006 (the last business day of 2006) using the share price of ATMI common stock as of that day. The amounts provided in the table below also assume each Named Executive Officer terminated on such date elected continuation of medical and/or dental insurance benefits for the period of time provided in the respective contract.

Change in Control Payment and Benefit Estimates
December 29, 2006

		Accelerated		Parachute Tax	COBRA
	Aggregate	Vesting: Stock	Accelerated	Gross-Up	Continuation
Named Executive Officer	Severance Pay	Options	Vesting: RSAs	Payment (1)	Reimbursement	Total

Eugene G. Banucci	$868,562	$614,870	$2,613,358	$—	$13,268	$4,110,058
Douglas A. Neugold	$1,377,500	$663,640	$2,915,249	$788,117	$26,909	$5,771,415
Daniel P. Sharkey	$452,600	$374,465	$892,606	$—	$13,436	$1,733,107
Cynthia L. Shereda	$420,500	$144,135	$772,623	$—	$9,278	$1,346,536

(1)	Calculated in accordance with Section 280G of the Tax Code.

Impact of SEC and Accounting Rules on Compensation Disclosure

The new SEC disclosure rules require that we include in the Summary Compensation Table the value of RSAs and stock option grants expensed in 2006, which amounts include the value of awards made in 2006 as well as grants made in prior years (see Note 1 to the Summary Compensation Table for Fiscal Year Ended December 31, 2006). As a result, while the amounts reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table are actual incentive compensation awards made for 2006 performance, the amounts reflected in the Stock Awards and Option Awards columns are not solely related to 2006.

In order to provide our stockholders with a complete picture of the direct link between our executive compensation program, as contemplated by the Compensation Committee, and our performance, we are furnishing two versions of the Summary Compensation Table. The following table was prepared using the fair value of RSAs and stock option grants made in 2006. We believe this presentation better illustrates the value of total compensation granted to Named Executive Officers for fiscal year 2006.

The Summary Compensation Table appears on page 21, following the Compensation Discussion and Analysis.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total

Eugene G. Banucci,	2006	$450,000	$—	$—	$235,000	$40,771	$725,771
Chairman of the Board(5)
Douglas A. Neugold,	2006	$475,000	$500,000	$500,000	$394,952	$59,185	$1,929,137
Chief Executive Officer and President
Daniel P. Sharkey,	2006	$292,000	$264,000	$264,000	$148,373	$20,781	$989,154
Executive Vice President, Chief Financial Officer and Treasurer
Tod Higinbotham,	2006	$282,500	$250,000	$250,000	$204,045	$56,821	$1,043,366
Senior Vice President and General Manager, Materials
Cynthia L. Shereda,	2006	$290,000	$200,000	$200,000	$123,827	$19,107	$832,934
Executive Vice President, Chief Legal Officer and Secretary

(1)	Reflects the grant date value of RSAs made on January 3, 2006, based upon the last reported sale price of our common stock on the NASDAQ Global Select Market on grant date, or $28.86 per share. Restrictions on such awards lapse 50% on the third anniversary of the date of the award and 25% on each of the fourth and fifth anniversary dates of the award.

(2)	Reflects the calculations made by the Compensation Committee to value the stock option awards granted on January 3, 2006 using Black-Scholes-Merton option pricing assumptions for a 10-year option grant (the contractual term) rather than for the shorter “expected term” used for financial reporting purposes in calculating compensation expense. Other assumptions used for purposes of calculating the Black-Scholes-Merton value of these options were as follows: expected volatility (67%), which closely approximated the expected volatility in effect during 2005 when the Compensation Committee completed its analysis; risk-free rate of return (3.75%); and dividend yield (0%), which yielded a value of approximately $21.99 per share. Such option grants vest ratably over a four-year period on each anniversary date following the date of grant, expire on the tenth anniversary of the grant date and have an exercise price equal to the fair market value of the Common Stock at the close of business on January 3, 2006, or $28.86.

(3)	See Note 3 to the Summary Compensation Table for Fiscal Year Ended December 31, 2006.

(4)	See Note 4 to the Summary Compensation Table for Fiscal Year Ended December 31, 2006.

(5)	See Note 5 to the Summary Compensation Table for Fiscal Year Ended December 31, 2006.

Report of the Compensation Committee

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

C. Douglas Marsh, Chair
Mark A. Adley
Robert S. Hillas

Summary of Compensation of Executive Officers

The following table reflects the compensation of the Named Executive Officers for the fiscal year ended December 31, 2006 paid (base salary and other compensation), accrued (non-equity incentive compensation) or expensed (long-term incentive grants) during the year. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers ranked by their total compensation in the table below. As the requirements have changed from previous years, please read the accompanying footnotes carefully.

SUMMARY COMPENSATION TABLE
FOR FISCAL YEAR ENDED DECEMBER 31, 2006

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	Total

Eugene G. Banucci,	2006	$450,000	$813,087	$488,070	$235,000	$40,771	$2,026,928
Chairman of the Board(5)
Douglas A. Neugold,	2006	$475,000	$580,701	$532,464	$394,952	$59,185	$2,042,302
Chief Executive Officer and President
Daniel P. Sharkey,	2006	$292,000	$177,778	$296,599	$148,373	$20,781	$935,531
Executive Vice President, Chief Financial Officer and Treasurer
Tod Higinbotham,	2006	$282,500	$140,612	$175,253	$204,045	$56,821	$859,231
Senior Vice President and General Manager, Materials
Cynthia L. Shereda,	2006	$290,000	$159,333	$130,840	$123,827	$19,107	$723,107
Executive Vice President, Chief Legal Officer and Secretary

(1)	These amounts reflect the Company’s accounting expense for RSAs for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), excluding forfeitures, and do not correspond to an actual amount paid or realized by the Named Executive Officers in 2006 (see also “— Grants of Plan-Based Awards”). See Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for restricted stock awards is recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, ratable amounts expensed in 2006 for awards that were made in prior years are included (that is, 2004 and 2005). There can be no assurance that the FAS 123R amounts will ever be realized. The table does not include awards of restricted stock made by the Company effective January 2, 2007 (see above under “Compensation and Other

Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Long-term Incentives — Restricted Stock Awards — 2007 Restricted Stock Awards”). If the Company were to declare a dividend on its Common Stock, with respect to any RSAs not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such restricted stock for the benefit of the holder. The Company has never paid dividends on shares of its common stock.
(2)	These amounts reflect the Company’s accounting expense for stock option grants for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, excluding forfeitures, and do not correspond to an actual amount paid or realized by the Named Executive Officers in 2006 (see also “— Grants of Plan-Based Awards”). See Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for options is recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, ratable amounts expensed in 2006 for grants that were made in prior years are included (that is, 2001, 2002, 2003, 2004 and 2005). There can be no assurance that the FAS 123R amounts will ever be realized. The table does not include options to purchase Common Stock granted by the Company on January 2, 2007 (see above under “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Long-term Incentives — Stock Options — 2007 Stock Option Grants).”
(3)	Represent incentive compensation awards paid related to the achievement of certain financial and strategic objectives for fiscal year 2006. See “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Annual Incentive Compensation Awards.”
(4)	Represent initiation fees and related expenses for club memberships used by Dr. Banucci and Mr. Neugold for business purposes, spousal travel to a Board meeting and cash reimbursements pursuant to a senior executive perquisite policy for certain approved expenses, including expenses relating to the purchase or lease of a car; personal financial planning; supplemental disability, life, or health insurance; legal counseling; and other expenses of a similar nature. The total available annual perquisite allowance pursuant to the policy for Mr. Neugold, Mr. Sharkey, Ms. Shereda and Mr. Higinbotham is $25,000, $10,000, 10,000 and $10,000, respectively. Reimbursements are “grossed-up” for federal, state and local tax withholding, which such gross-up amounts are shown below. See “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Perquisites.” Amount also includes premiums paid for life insurance and long-term disability policies of which the Company is not the beneficiary, flexible spending contributions toward health care costs not covered by Company plans and the ATMI 401(k) Profit Sharing Plan Company match received by the executive in that year. All employees who participate in the ATMI 401(k) Profit Sharing Plan are eligible for Company matching contributions on the same basis. For Mr. Higinbotham, the amount includes a special award of a watch approved by the Board of Directors in recognition of the performance of the product lines under his direction for 2006.
For fiscal 2006, the total amounts for each category are set forth below.

ALL OTHER COMPENSATION 2006

								Tax	Life and
			Tax	Dues &	Spousal	401(k)	Recognition	Preparation	LTD
Name	Year	Perquisites	Reimbursements	Fees	Travel	Match	Award	Fees*	Insurance	Total

Eugene G. Banucci	2006	$—	$—	$15,146	$580	$4,400	$—	$18,964	$1,681	$40,771
Douglas A. Neugold	2006	$24,173	$11,262	$19,350	$—	$4,400	$—	$—	$—	$59,185
Daniel P. Sharkey	2006	$10,000	$5,088	$—	$533	$4,400	$—	$—	$760	$20,781
Tod A. Higinbotham	2006	$10,000	$5,179	$—	$—	$4,400	$37,242	$—	$—	$56,821
Cynthia L. Shereda	2006	$9,611	$5,096	$—	$—	$4,400	$—	$—	$—	$19,107

*	Paid in 2006 for fees incurred in 2005 pursuant to Mr. Banucci’s employment agreement (see above under “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and

Analysis — The Elements of the Company’s Total Compensation Program — Individual Employment Agreements.

(5)	In connection with the management transition that became effective January 1, 2005, the Compensation Committee authorized the grant to Dr. Banucci, effective January 3, 2005, of an award of restricted stock in the amount of 88,871 shares in consideration of Dr. Banucci’s outstanding service to the Company as a founder and Chief Executive Officer. The restrictions on the award of such stock lapse ratably over the three years following the date of grant. In his current role as Chairman, Dr. Banucci is not considered for equity grants.

Grants of Plan-Based Awards

The following table provides certain information in connection with the potential awards for fiscal year 2006 under the annual incentive compensation program (see above under “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Annual Incentive Compensation Awards”). Actual awards for 2006 appear in the Summary Compensation Table above under Non-Equity Incentive Plan Compensation. The following table also provides information on the grant date fair value of stock option and RSAs made during 2006 to the Named Executive Officers in contrast to the amounts appearing under Stock and Option Awards columns in the Summary Compensation Table above, which represent the accounting expense recognized in 2006 pursuant to FAS 123R (see footnote 1 to the Summary Compensation Table). There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

GRANTS OF PLAN-BASED AWARDS — FISCAL YEAR 2006

								Exercise or
						All Other		Base Price of
						Stock	Numbers of	Option Awards	Grant Date
			Estimated Future Payouts			Awards:	Securities	/Market Price	Fair Value of
		Board	Under Non-Equity			Number of	Underlying	on Grant Date	Stock and
	Grant	Approval	Incentive Plan Target(1)			Shares of	Options	of Stock	Option Awards
Name	Date	Date	Threshold	Target	Maximum	RSAs (#)(2)	(#)(3)	Awards ($/sh)	(4)

Eugene G. Banucci	—	—	$112,500	$225,000	$450,000	—	—	—	—
Douglas A. Neugold	1/3/2006	12/15/2005	$213,750	$427,500	$855,000	17,325		$28.86	$500,000
	1/3/2006	12/15/2005					22,738	$28.86	$274,448
Daniel P. Sharkey	1/3/2006	12/15/2005	$80,300	$160,600	$321,200	9,148		$28.86	$264,011
	1/3/2006	12/15/2005					12,005	$28.86	$144,900
Tod A. Higinbotham	1/3/2006	12/15/2005	$70,750	$141,500	$283,000	8,663		$28.86	$250,014
	1/3/2006	12/15/2005					11,369	$28.86	$137,224
Cynthia L. Shereda	1/3/2006	12/15/2005	$65,250	$130,500	$261,000	6,930		$28.86	$200,000
	1/3/2006	12/15/2005					9,095	$28.86	$109,777

(1)	Actual cash awards for fiscal year 2006 (paid in February 2007) under the annual incentive compensation program are included in the Summary Compensation Table for the fiscal year ended December 31, 2006, under “Non-Equity Incentive Plan Compensation.” See also “Compensation and Other Information Concerning Officers and Directors — Compensation Discussion and Analysis — The Elements of the Company’s Total Compensation Program — Annual Incentive Compensation Awards.”

(2)	Restrictions on such awards lapse 50% on the third anniversary of the date of the award and 25% on each of the fourth and fifth anniversary dates of the award. If the Company were to declare a dividend on its Common Stock, with respect to any restricted shares not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such restricted stock for the benefit of the holder. The Company has never paid dividends on shares of its common stock.

(3)	Options granted vest ratably on each anniversary date over the four-year period following the grant date and expire on the tenth anniversary of the grant date.

(4)	Stock options granted on January 3, 2006 had a grant date per-option FAS 123R value of $12.07. RSAs made on January 3, 2006 had a grant date per share FAS 123R value of $28.86, which was also the market value of the Company’s common stock on such date based upon the last reported sale price of our common stock on the NASDAQ Global Select Market.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSAs held by the Company’s Named Executive Officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	Option Awards					Stock Awards(1)
	Number of	Number of				Number of
	Securities	Securities			Option	Shares or
	Underlying	Underlying			Expiration	Units of		Market Value of
	Unexercised	Unexercised			Date	Stock That		Shares That
	Options (#)	Options (#)		Option	(10 years from	Have		Have
Name	Exercisable	Unexercisable		Exercise Price	grant date)	Not Vested (#)		Not Vested
Eugene G. Banucci,	60,000	—		$24.25	1/1/2008
Chairman of the Board	50,000	—		$25.25	1/1/2009
	50,000	—		$33.06	1/1/2010
	40,000	10,000	(2)	$23.85	1/1/2012
	36,000	24,000	(3)	$18.52	1/1/2013
	19,446	19,447	(5)	$23.40	1/2/2014
	5,049	15,147	(7)	$22.53	1/3/2015	10,884	(9)	$332,289
						15,535	(11)	$474,284
						59,181	(12)	$1,806,796

Totals	260,495	68,594				85,600		$2,613,369

Douglas A. Neugold,	39,000	—		$22.25	1/26/2008
President, Chief	30,000	—		$25.25	1/1/2009
Executive Officer and	35,000	—		$33.06	1/1/2010
Director	—	—		$18.00	12/11/2010
	29,000	—		$18.25	1/2/2011
	32,000	8,000	(2)	$23.85	1/1/2012
	36,000	24,000	(3)	$18.52	1/1/2013
	14,584	14,585	(5)	$23.40	1/2/2014
	7,500	22,500	(7)	$22.53	1/3/2015
	—	22,738	(8)	$28.86	1/3/2016	8,163	(9)	$249,216
						70,000	(11)	$2,137,100
						17,325	(13)	$528,932

Totals	223,084	91,823				95,488		$2,915,248

Daniel P. Sharkey,	30,000	—		$24.25	1/1/2008
Executive Vice	30,000	—		$25.25	1/1/2009
President, Chief	25,000	—		$33.06	1/1/2010
Financial Officer and	5,000	—		$40.13	4/3/2010
Treasurer	25,000	—		$18.25	1/2/2011
	16,000	4,000	(2)	$23.85	1/1/2012
	18,000	12,000	(3)	$18.52	1/1/2013
	9,723	9,723	(5)	$23.40	1/2/2014
	4,760	14,282	(7)	$22.53	1/3/2015
	—	12,005	(8)	$28.86	1/3/2016	5,442	(9)	$166,144
						14,647	(11)	$447,173
						9,148	(13)	$279,288

Totals	163,483	52,010				29,237		$892,605

Tod Higinbotham,	10,000	—		$37.38	10/18/2009
Senior Vice President	25,000	—		$16.38	3/1/2011
and General Manager,	6,800	1,700	(2)	$23.85	1/1/2012
Materials	3,600	2,400	(4)	$18.80	2/28/2013
	6,250	6,250	(5)	$23.40	1/2/2014
	3,606	10,820	(7)	$22.53	1/3/2015
	—	11,369	(8)	$28.86	1/3/2016	3,500	(9)	$106,855
						11,096	(11)	$338,761
						8,663	(13)	$264,481

Totals	55,256	32,539				23,259		$710,097

Cynthia L. Shereda,	2,580	10,000	(6)	$24.56	5/10/2014
Executive Vice	2,885	8,656	(7)	$22.53	1/3/2015
President, Chief		9,095	(8)	$28.86	1/3/2016
Legal Officer and						9,500	(10)	$290,035
Secretary						8,877	(11)	$271,015
						6,930	(13)	$211,573

Totals	5,465	27,751				25,307		$772,623

(1)	If the Company were to declare a dividend on its Common Stock, with respect to any restricted shares not vested at the time of payment, such dividend would be deposited with the Company or a custodian designated by the Company and held in respect of such restricted stock for the benefit of the holder. The Company has never paid dividends on shares of its common stock. The market value of shares that have not vested is based upon the last reported sale price of the stock on the NASDAQ Global Select Market on December 29, 2006 ($30.53).

(2)	Options granted on January 1, 2002, are exercisable in 20% annual increments beginning January 1, 2003.

(3)	Options granted on January 1, 2003, are exercisable in 20% annual increments beginning January 1, 2004.

(4)	Options granted on February 28, 2003, are exercisable in 20% annual increments beginning February 28, 2004.

(5)	Options granted on January 2, 2004, are exercisable in 25% annual increments beginning January 2, 2005.

(6)	Options granted on May 10, 2004, are exercisable in 25% annual increments beginning May 10, 2005.

(7)	Options granted on January 3, 2005, are exercisable in 25% annual increments beginning January 3, 2006.

(8)	Options granted on January 3, 2006, are exercisable in 25% annual increments beginning January 3, 2007.

(9)	Restrictions on awards granted January 2, 2004, lapse 50% on January 2, 2007, and 25% on each of January 2, 2008 and January 2, 2009.

(10)	Restrictions on awards granted May 10, 2004, lapse 50% on May 10, 2007, and 25% on each of May 10, 2008 and May 10, 2009.

(11)	Restrictions on awards granted January 3, 2005, lapse 50% on January 2, 2008, and 25% on each of January 3, 2009 and January 2, 2010.

(12)	Restrictions on this award granted on January 3, 2005, lapse 1/3 on each of January 3, 2006, January 3, 2007 and January 3, 2008.

(13)	Restrictions on awards granted January 3, 2006, lapse 50% on January 2, 2009, and 25% on each of January 3, 2010 and January 2, 2011.

Option Exercises and Stock Vested as of December 31, 2006

The table below shows the number of shares of the Company’s common stock acquired during 2006 upon the exercise of options by Named Executive Officers as of December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise	Vesting	on Vesting

Eugene G. Banucci	100,000	$1,612,528	29,590	$853,967
Chairman of the Board
Douglas A. Neugold,	19,000	$183,107	—	$—
Chief Executive Officer and President
Daniel P. Sharkey,	15,000	$178,155	—	$—
Executive Vice President, Chief Financial Officer and Treasurer
Tod A. Higinbotham,	—	$—	—	$—
Senior Vice President and General Manager, Materials
Cynthia L. Shereda,	10,305	$93,111	—	$—
Executive Vice President, Chief Legal Officer and Secretary

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2006. All outstanding awards relate to our common stock. For additional information about our equity compensation plans, see Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))(1)
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,761,296	$24.95	2,781,457
Equity compensation plans not approved by security holders	—	—	—

Total	2,761,296	$24.95	2,781,457

(1)	The number of securities remaining available for future issuance under each of the Company’s 1997, 1998, 2000 and 2003 Stock Plans is 103,793, 475,696, 274,605 and 1,610,917, respectively. The number of securities remaining available for future issuance under the Company’s 1998 Employee Stock Purchase Plan, which allows eligible employees of the Company an opportunity to purchase Common Stock of the Company through accumulated payroll deductions, is 316,446. Each of the Company’s 1997 and 1998 Stock Plans provides for the grant of incentive stock options, non-qualified options, stock awards, or stock appreciation rights. The Company’s 2000 Stock Plan provides for the grant of incentive stock options, non-qualified options, or stock appreciation rights. The Company’s 2003 Stock Plan provides for the grant of incentive stock options, non-qualified options, stock appreciation rights, or restricted stock.

Non-Employee Director Compensation

Fiscal 2006 Compensation

The following table reflects compensation for each non-employee member of the Board for the fiscal year ended December 31, 2006 paid (fees earned or paid in cash and all other compensation) or expensed (long-term incentive grants) during the year. As the requirements have changed from previous years, please read the accompanying footnotes carefully.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards	All Other
Name	(1)	(2)	(3)	Compensation	Total

Mark Adley(4)	$60,000	$93,845	$62,902	$1,391	$218,138
Fred Flynn(5)	$55,000	$20,837	$34,032	$562	$110,431
Robert Hillas(6)	$55,000	$93,845	$54,091	$—	$202,936
Stephen Mahle(7)	$57,500	$208,333	$54,091	$300	$320,224
C. Douglas Marsh(8)	$57,500	$73,008	$54,091	$153	$184,752
Cheryl Shavers(9)	$41,667	$14,467	$23,734	$191	$80,059
Michael Yomazzo(10)	$—	$107,116	$103,470	$—	$210,586

(1)	All non-employee directors elected to defer receipt of annual retainers and fees for Committee service for 2006 into “phantom stock accounts” (see below under “— Deferral of Retainer and Fees for Committee Service”) except for Dr. Shavers who elected to receive the annual retainer and fees for Committee service in cash.

(2)	These amounts reflect the Company’s accounting expense for RSAs for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, excluding forfeitures, and do not correspond to any actual amount paid or realized by the non-employee directors in 2006. See Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining such expense under FAS 123R. The grant date fair value is generally the amount the Company would expense in its financial statements over the award’s service period, excluding forfeitures. Because Messrs. Adley, Hillas, Mahle and Marsh, are retirement eligible under the 2003 Stock Plan, the compensation expense associated with their 2006 awards is being recognized over a one-year period, which represents the minimum period they must serve as a director following the grant date of the award in order to trigger the retirement provision, rather than the award’s three-year vesting period. In addition, ratable amounts expensed in 2006 for awards that were made in prior years are included (that is, 2004 and 2005). There can be no assurance that the FAS 123R amounts will ever be realized. RSAs had a grant date per share FAS 123R value of $28.86. The table does not include awards of 2,047 shares of restricted stock made to each non-employee director effective January 2, 2007 for 2007 service, with an approximate market value of $62,500 based upon the last reported sale price of our common stock on the NASDAQ Global Select Market on December 29, 2006, or $30.53 per share, since markets were closed on January 2, 2007. Restrictions on all such awards lapse on a straight-line basis on each anniversary of the award date over a three-year period. As of December 31, 2006, all current directors held, in the aggregate, 41,741 shares of restricted stock.

(3)	These amounts reflect the Company’s accounting expense for grants of options for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123R, excluding forfeitures, and do not correspond to any actual amount paid or realized by the non-employee directors in 2006. See Note 12 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006, for the assumptions made in determining such expense under FAS 123R. FAS 123R value as of the grant date for options is recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, ratable amounts expensed in 2006 for awards that were made in prior years are included (that is, 2003, 2004 and 2005). There can be no assurance that the FAS 123R amounts will ever be realized. Stock options granted had a grant date per-option FAS 123R value of $12.07. The table does not include options to purchase 3,853 shares of the Company’s common stock granted to each non-employee director by the Company on January 2, 2007 for 2007 service. All such options vest on the first anniversary of the grant date, expire on the tenth anniversary the grant date and have an exercise price equal to the fair market value of the Common Stock at the close of business on December 29, 2006 or $30.53, since markets were closed on January 2, 2007. As of December 31, 2006, all current directors held, in the aggregate, 270,604 options.

(4)	Mr. Adley is Chair of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. Mr. Adley also serves as the presiding independent director of the Board of Directors.

(5)	Mr. Flynn is Chair of the Audit Committee.

(6)	Mr. Hillas is a member of the Audit Committee and Compensation Committee.

(7)	Mr. Mahle is a member of the Audit Committee and Corporate Governance and Nominating Committee. On March 1, 1996, upon Mr. Mahle’s appointment to the Board, the Board granted to him a non-qualified stock option to purchase an aggregate of 22,500 shares at an exercise price of $10.50 as compensation for his service to the Company as a Director. That option expired on March 1, 2006 with a total net unrealized value of approximately $468,000 as of the expiration date. Mr. Mahle, through an administrative oversight, failed to exercise the option prior to the expiration date. The Board of Directors made this RSA as compensation for Mr. Mahle’s 10 years of service to the Company. The market value of the RSA is approximately $457,950, based upon the last reported sale price of the Company’s common stock on the NASDAQ Global Select Market on April 17, 2006, or $30.53 per share. Restrictions on the award lapse on a straight-line basis on each anniversary of the award date over a three-year period.

(8)	Mr. Marsh is Chair of the Compensation Committee and a member of the Corporate Governance and Nominating Committee.

(9)	Dr. Shavers was elected to the Board on March 3, 2006 and is Chair of the Technology Committee.

(10)	Mr. Yomazzo retired from the Board effective January 4, 2006. The value of stock and option awards shown in the table above is due primarily to the value of accelerating the vesting of the awards upon his retirement.

Components of Non-Employee Director Compensation

The Board believes that providing competitive compensation is necessary to attract and retain qualified non-management directors. Non-employee director compensation is determined by the Board based on Company performance as well as recommendations developed by the Compensation Committee after benchmarking overall compensation practices with the Peer Group and other relevant comparable companies. The key elements of director compensation are a cash retainer, committee service and chair fees and equity-based grants. It is the Board’s practice to provide a mix of cash and equity-based compensation that it believes aligns the interests of the Board and ATMI’s stockholders.

No director who is an employee of the Company is compensated for services as a member of the Board of Directors. Each of the Company’s directors who is not an employee of the Company receives the following (payable January 1 of the calendar year in which the fees are due):

•	An annual retainer of $40,000 payable in cash or “stock units” (see below).

•	An annual fee to members of the Audit Committee and to the Chair of the Audit Committee of $10,000 and $15,000, respectively, payable in cash or “stock units.”

•	An annual fee to members of the Compensation Committee and to the Chair of the Compensation Committee of $5,000 and $10,000, respectively, payable in cash or “stock units.”

•	An annual fee to members of the Corporate Governance and Nominating Committee and to the Chair of the Corporate Governance and Nominating Committee of $7,500 and $15,000, respectively, payable in cash or “stock units.”

•	An annual fee to members of the Technology Committee and to the Chair of the Technology Committee of $5,000 and $10,000, respectively, payable in cash or “stock units.”

•	Equity compensation with a value of approximately $125,000 divided equally between stock option grants (using a Black-Scholes-Merton valuation model for a 10-year option) and awards of restricted stock, which equity compensation was unchanged from 2006. Non-employee directors received grants of options and RSAs on January 2, 2007 for fiscal 2007. Such options vest on the first anniversary of the date of grant, expire on the tenth anniversary of the grant date and have an exercise price equal to the last reported sale price of our common stock on the NASDAQ Global Select Market on December 29, 2006, or $30.53, since markets were closed on January 2, 2007. Restrictions on restricted stock awarded to non-employee directors on January 2, 2007 lapse on a straight-line basis on each anniversary of the award date over a three-year period.

Deferral of Retainer and Fees for Committee Service

Non-employee directors may elect to defer receipt of the annual retainer and fees for Committee service, if any, at the beginning of the year into individual “phantom stock accounts,” pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Program of the ATMI, Inc. 1998 Stock Plan (the “Program”) established in 2001 for such purpose. Such accounts are established at the time of deferral and are equivalent to phantom stock units of the Company’s Common Stock valued at the closing price of such Common Stock at the time of deferral. The phantom stock units are exchangeable into shares of the Company’s Common Stock upon a director’s termination and in certain very limited circumstances where the Compensation Committee, in its sole discretion, makes a finding that continued deferral would result in severe financial hardship. No such finding has been made to date by the Compensation Committee under the Program. In fiscal 2006, most of the non-employee directors elected to defer receipt of the annual retainer and fees for Committee service, as applicable.

Other Compensation

The Company also reimburses directors for reasonable expenses related to Board service, including travel, lodging and other out-of-pocket expenses incurred in connection with attendance at Board, Committee and stockholders’ meetings. Such reimbursement includes travel expenses of directors’ spouses accompanying the directors to one Board meeting per year (see “All Other Compensation” contained in the table above under “— Fiscal 2006 Compensation”).

Change in Control

There are no “change in control” agreements in place for non-employee directors. However, pursuant to the forms of option grant and RSA agreements for non-employee directors effective for grants and awards made after January 1, 2005, in the event that any non-employee director’s service is terminated in connection with a change in control of the Company, all such options and restricted stock held by non-employee directors that are not vested shall be immediately accelerated as of the effective date of such termination; provided that in the case of restricted stock, to the extent that the vesting of all or some of such unvested restricted stock is not permitted under the relevant Plan, in lieu thereof the Company shall become obligated to pay such directors an amount in cash equal to the fair market value of those restricted shares that do not vest as of the date of such termination following a “change of control.” Assuming a termination upon a change of control on December 31, 2006, the non-employee directors would receive a cash payment related to such restricted shares of $139,899, $66,128, $139,899, $597,849, $139,899 and $52,237 in the case of Messrs. Adley, Flynn, Hillas, Mahle, Marsh and Dr. Shavers, respectively. In any case, pursuant to the terms of the relevant Plan and relevant grant and award agreements, the Board of Directors of the Company (or a successor) would be prohibited from terminating or amending any Stock Plan of the Company or any grant of benefits under such Stock Plan in a way that would affect any rights under benefits already granted without the consent of the holders of such benefits (including any non-employee director).

Vesting of Restricted Stock and Options upon Death, Disability, or Retirement

In the event that a non-employee director’s service as a director of the Company otherwise terminates by reason of such director’s death, disability, or retirement, the form of restricted stock award agreement in effect as of January 1, 2005 for non-employee directors provides that any unvested shares of Restricted Stock shall not be forfeited, but shall continue to vest in accordance with the original vesting schedule. Under most circumstances, with respect to unvested options, in the event that a non-employee director’s service as a director of the Company otherwise terminates by reason of such director’s death, disability, or retirement, such options shall terminate.

Other Arrangements

There are no other arrangements pursuant to which any of the Company’s independent directors were compensated for any service provided as a director during fiscal 2006.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REPORT OF THE AUDIT COMMITTEE

Fees Billed by Independent Registered Public Accounting Firm for Fiscal 2006 and 2005

The following table presents fees for professional services rendered by Ernst & Young LLP (“E&Y”) for the audit of the Company’s consolidated financial statements for fiscal 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by E&Y for fiscal 2006 and 2005. In accordance with applicable policy, all services rendered by E&Y, after the provision of services under the “de minimis” safe harbor, were approved by the Audit Committee.

	Fiscal 2006	Fiscal 2005
	(In thousands)

(1) Audit fees(a)	$1,268	$1,525
(2) Audit-related fees	$—	$—
(3) Tax fees(b)	$70	$178
(4) All other fees	$2	$2

TOTAL	$1,340	$1,705

(a)	For the audit of ATMI’s annual financial statements, attest services related to Section 404 of the Sarbanes-Oxley Act ($508 and $897 in fiscal 2006 and 2005, respectively), the reviews of the financial statements included in ATMI’s reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(b)	For tax compliance, tax advice and tax planning.

Pre-approval of Audit and Non-audit Services

Under the Audit and Non-Audit Services Pre-Approval Policy, as adopted by the Audit Committee in 2004, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm.

The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

Each year, the Audit Committee is asked to pre-approve the engagement of the independent registered public accounting firm and the projected fees, for audit services, audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s review of the financial statements or that are traditionally performed by the independent registered public accounting firm) and tax services (such as tax compliance, tax planning and tax advice) for the following year.

The fee amounts are generally approved and are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee throughout the year. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount.

If the Company wishes to engage the independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the projected fees. Additional pre-approval is required before any fees can exceed those fees approved for any such specifically approved services.

If the Company wishes to engage the independent registered public accounting firm for additional services that have not been generally pre-approved as described above, then such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then the Company may ask the Chair of the Audit Committee to pre-approve such engagement. Any such pre-approval by the Chair is then reported to the other Committee members at the next regularly scheduled meeting. In any event, pre-approval of any engagement by the Audit Committee or the Chair of the Audit Committee is required before the independent registered public accounting firm may commence any engagement.

In 2006, there were no fees paid to E&Y under a “de minimis” exception to the rules that waives pre-approval for certain non-audit services.

The Audit Committee monitored the activities and performance of E&Y, including the audit scope, audit fees, auditor independence matters and the extent to which E&Y was retained to perform non-audit services. In its review of non-audit service fees, the Audit Committee considered, among other things, the possible effect of the performance of such services on E&Y’s independence. After discussion with management and E&Y, the Audit Committee considers the audit and non-audit services provided by E&Y to have been consistent with maintaining its independence.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on such financial statements. The Committee monitors these processes through periodic meetings with management and the independent registered public accounting firm. Please refer to the Committee charter available on the Company’s website www.atmi.com, for a more comprehensive description of the role and responsibilities of the Committee.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Committees,” as amended.

In addition, the Committee discussed with the independent registered public accounting firm its independence from the Company and its management and the independent registered public accounting firm provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the director of internal audit and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions described above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company for the year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Frederick C. Flynn, Jr., Chair
Robert S. Hillas
Stephen H. Mahle

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Persons

The Company recognizes that relationships with outside firms can present potential or actual conflicts of interest. Accordingly, as part of its business code of conduct, the Company has a written policy that requires directors, executive officers and employees to disclose any relationship, outside activity or financial interest that may present a possible conflict of interest or the appearance of a conflict, see “Board Operations — Code of Conduct.”

In accordance with its charter, the Audit Committee reviews and has prior-approval authority for transactions with related-persons. In addition, the Company has adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate family members, or stockholders owning ten percent or greater of the company’s outstanding stock) to ensure that all such transactions are conducted at “arm’s length,” and are identified, reported and approved in a timely manner.

•	Proposed related person transactions must be communicated to the Chief Financial Officer or Corporate Controller of the Company.

•	For any transaction in excess of $1,000, a competitive bid must be obtained before the related person transaction is initiated.

•	All related party transactions must be approved by the Chief Financial Officer to ensure only “arm’s length” related party transactions are consummated.

•	The Chief Financial Officer and Corporate Controller are responsible for communicating all related person transactions to the Audit Committee of the Board and for ensuring proper disclosure.

Directors and executive officers also complete an annual written questionnaire which includes questions on their relationships, including those of their immediate family members, with outside firms. They are required to promptly update the Company of any change in the information provided by them in the questionnaire.

No relationships have been reported to the Company by the executive officers that require disclosure. Director relationships with outside firms are reviewed annually by the Corporate Governance and Nominating Committee.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you instruct us to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You may notify us by sending a written request to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Annual Report on Form 10-K for the year ended December 31, 2006 or the proxy statement to a stockholder at a shared address to which a single copy of such documents was delivered. Stockholders may make such request in writing, directed to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810 or by calling us at (203) 794-1100.

Advance Notice Procedures

Under our Bylaws, any stockholder of record of the Company may nominate candidates for election to the Board of Directors, or present other business at an annual meeting, if a written notice is delivered to the Secretary of the Company at the Company’s principal executive offices not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s annual meeting — that is, with respect to the annual meeting of stockholders in 2007, between February 22 and March 24, 2007. Such written notice must set forth:

•	As to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	As to any other business to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company’s books, and such beneficial owner and (ii) the number of shares of Common Stock that are owned beneficially and held of record by such stockholder and such beneficial owner.

These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2008 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by the Company no later than December 23, 2007. Proposals should be sent to Investor Relations, ATMI, Inc., 7 Commerce Drive, Danbury, Connecticut 06810.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 22, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Robert S. Hillas* 02 — Frederick C. Flynn, Jr.* 03 — Cheryl C. Shavers* * Each to serve for the term set forth in Proposal No. 1 of the Proxy Statement: For Against Abstain 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee, or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN3 1 A V 0 1 3 5 7 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00Q4IB

. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ATMI, INC. Proxy for the Annual Meeting of Stockholders to be held on May 22, 2007 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of ATMI, Inc. (the “Company”) hereby revokes all prior proxies and hereby appoints each of Douglas A. Neugold and Daniel P. Sharkey as a proxy for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company’s annual meeting of stockholders for the fiscal year ended December 31, 2006, to be held at ATMI, Inc., 6 Commerce Drive, Danbury, Connecticut 06810, on May 22, 2007, at 10:00 a.m., local time, and at any adjournment thereof, and the undersigned authorizes and instructs such proxies or their substitutes to vote as follows, and in their discretion upon any other matter that may properly come before the meeting or any postponement or adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF. Receipt of the Notice of Annual Meeting and of the Proxy Statement and the Company’s 2006 Annual Report to stockholders accompanying the same is hereby acknowledged. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. PLEASE DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE